Exhibit 10.2

AMENDMENT #1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

ePlus inc. (the "Company"), a Delaware corporation, and Elaine D. Marion (the "Executive") (collectively, the "Parties") have previously entered into an Amended and Restated Employment Agreement (the "A&R Agreement"), effective August 1, 2016.  The Parties hereby agree to this Amendment #1 ("Amendment #1"), to be effective June 8, 2017.

1. Paragraph 5(a) of the A&R Agreement shall be replaced in its entirety with the following:

(a)	Effective June 8, 2017, Executive shall receive a base annual salary of four hundred fifty thousand ($450,000 Dollars), which may be increased from time to time.

No other provision of the A&R Agreement is affected by this Amendment #1.

/s/ Mark P. Marron		/s/ Elaine D. Marion
Mark P. Marron		Elaine D. Marion
Chief Executive Officer and President		Chief Financial Officer

Date:	June 12, 2017	Date:	June 12, 2017